UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 19, 2011

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

32 Old Slip, New York, NY, 10005
(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986
 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

On December 19, 2011, FXCM Holdings, LLC (“Holdings”), a minority owned, controlled and consolidated subsidiary of FXCM Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent and several lenders from time to time parties thereto. The information set forth below with respect to the Credit Agreement and the credit facility evidenced thereby under Item 2.03 of this Current Report on Form 8-k is hereby incorporated in this Item 1.01 by reference. Some of the lenders under the credit facility and their affiliates in the past, and may from time to time in the future, provide commercial banking, financial advisory, investment banking and other services to the Company.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2011, Holdings entered into the Credit Agreement with Bank of America, N.A., as Administrative Agent and several lenders from time to time parties thereto (the “Credit Facility”). The Credit Facility provides for a $75 million revolving credit facility available for borrowing from time to time by Holdings. Under certain circumstances, the Credit Facility may be increased during the term of the Credit Agreement by up to $75 million thereby increasing the aggregate amount of the Credit Facility up to a maximum of $150 million.

The Credit Facility matures on December 19, 2014. The Credit Facility is guaranteed by certain subsidiaries of the Company and is secured by a pledge of all of the equity interests in certain of the Company’s domestic subsidiaries and 65% of the voting equity interests in certain of its foreign subsidiaries.

At the Company’s election, loans advanced under the Credit Facility will bear interest at either the Base Rate or the Eurodollar Rate, plus, in each case, an applicable margin as described below. The Base Rate means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (as defined in the Credit Agreement) plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The Eurodollar Rate means, generally, for an Interest Period (as that term is defined in the Credit Agreement) with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate, or (ii) if such rate is not available, the rate per annum determined by the Administrative Agent.

Each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate (as that term is defined in the Credit Agreement). Each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate. The Applicable Rate for the Base Rate Loan under the Credit Facility is adjustable on a sliding scale from 0.75% to 1.50% based on the Consolidated Leverage Ratio (as that term is defined in the Credit Agreement). The Applicable Rate for the Eurodollar Rate Loan under the Credit Facility is adjustable on a sliding scale from 1.75% to 2.50% based on such Consolidated Leverage Ratio.

The Credit Facility contains customary financial and operating covenants including, among others, covenants relating to consolidated leverage ratio, excess net capital requirements, and net unhedged exposure. The Credit Agreement also contains limitations on liens, investments, payments, fundamental changes, dispositions, the incurrence of indebtedness, and transactions with affiliates. The Credit Agreement contains customary events of default, including, among others, non payments of principal and interest; breach of representations and warranties; failure to maintain compliance with the financial and other covenants contained in the Credit Agreement; the existence of bankruptcy or insolvency proceedings; insolvency; and a change of control.

The foregoing description of the Credit Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 2.03 by reference.

Item 7.01  Regulation FD Disclosure

On December 20, 2011, the Company issued a press release announcing that it has entered into the Credit Agreement. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information referenced under Item 7.01 (including Exhibit 99.1 referenced in Item 9.01 below) of this Current Report is being “furnished” pursuant to the rules and regulations of the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired: None
(b)	Pro forma financial information: None
(c)	Shell company transactions: None
(d)	Exhibits:

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated December 19, 2011 by and among FXCM Holdings LLC, Bank of America, N.A., as Administrative Agent and lender who are parties thereto.
99.1	Press Release dated December 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.

By:	/s/Robert Lande
	Name:	Robert Lande
	Title:	Chief Financial Officer

Date: December 20, 2011

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated December 19, 2011 by and among FXCM Holdings LLC, Bank of America, N.A., as Administrative Agent and lender who are parties thereto.
99.1	Press Release dated December 20, 2011.